Exhibit 4.34

CLAYTON UTZ

Execution Version

Termination of certain obligations-

Share sale agreement

CPH Crown Holdings Pty Limited ACN 603 296 804

Seller

Melco Resorts & Entertainment Limited

Buyer

Clayton Utz

Lawyers

Level 15 1 Bligh Street

Sydney NSW 2000

GPO Box 9806

Sydney NSW 2001

Tel	+61 2 9353 4000

Fax	+61 2 8220 6700

www.claytonutz.com

Our reference 13515/20368/80206482

CLAYTON UTZ

Contents

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Interpretations	1

2.	Termination		1

	2.1	Terminated provisions	1
	2.2	Releases	1
	2.3	Bar to suit	1

3.	General		2

	3.1	Operating provisions	2
	3.2	Counterparts	2
	3.3	Costs	2
	3.4	Further Acts	2
	3.5	Severance	2
	3.6	No representation or reliance	2

Termination of certain obligations - Share sale agreement

CLAYTON UTZ

Termination of certain obligations - Share sale agreement

Date	6 February 2020

Parties	CPH Crown Holdings Pty Limited ACN 603 296 804 of ‘Liberty Place’, Level 39, 161 Castlereagh Street Sydney NSW 2000 (Seller)

Melco Resorts & Entertainment Limited of c/o lntertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (Buyer)

Background

A.	The Buyer and the Seller are parties to the Share Sale Agreement and wish to terminate certain obligations relating to Second Tranche Completion on the terms and conditions set out in this deed.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this deed:

Share Sale Agreement means the share sale agreement between the Buyer and the Seller dated 30 May 2019 and as amended by the deed dated 28 August 2019.

1.2	Interpretations

Capitalised terms not otherwise defined in this deed have the meaning given to them in the Share Sale Agreement.

2.	Termination

2.1	Terminated provisions

The parties agree that, on and from the date of this deed, the following provisions of the Share Sale Agreement as set out in Schedule 1 have no further force and effect:

(a)	clause 2.2;

(b)	clause 3;

(c)	clause 4.2;

(d)	clause 5; and

(e)	each provision of clause 6 to the extent it relates to the Second Tranche Shares.

2.2	Releases

The Buyer and the Seller release the other from all actions, demands, claims’ and proceedings under or in connection with the Share Sale Agreement (except those under or in connection with a Seller Warranty in clause 2.1 of Schedule 1 of the Share Sale Agreement).

2.3	Bar to suit

(a)

Except for claims relating to the enforcement of this document, the parties must not bring or pursue, or procure a third party to bring or pursue, a claim against the other party in respect of any claims referred to in clause 2.2.

(b)	This document may be pleaded as a bar to any suit, action or legal proceeding by any party against any other party in respect of any claims referred to in clause 2.2.

Termination of certain obligations - Share sale agreement

CLAYTON UTZ

3.	General

3.1	Operating provisions

Clauses 1.2 (Interpretation), 7 (Confidentiality), 9 (Notices), 10 (Entire agreement) and 12 (Governing law and jurisdiction) of the Share Sale Agreement apply to this deed as if set out in full in this deed.

3.2	Counterparts

This deed may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this deed, and all together constitute one deed.

3.3	Costs

Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with negotiating, preparing, executing and performing this deed and the Share Sale Agreement.

3.4	Further Acts

Each party must promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this deed and the Share Sale Agreement.

3.5	Severance

If at any time any provision of this deed is held or found to be void, invalid or otherwise unenforceable (whether in respect of a particular party or generally), it will be deemed to be severed to the extent that it is void or to the extent of violability, invalidity or unenforceability, but the remainder of that provision will remain in full force and effect.

3.6	No representation or reliance

Each party acknowledges that no party (nor any person acting on a party’s behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed.

Termination of certain obligations - Share sale agreement

CLAYTON UTZ

Executed as a deed Executed by CPH Crown Holdings Pty Limited ACN 603 296 804 in accordance with section 127 of the Corporations Act 2001 (Cth):
/s/ Michael Johnston	/s/ Catherine Davies
Signature of director	Signature of company secretary/director
Michael Johnston Director	Catherine Davies Company Secretary
Full name of director	Full name of company secretary/director

Termination of certain obligations - Share sale agreement

CLAYTON UTZ

Signed, sealed and delivered for and on behalf of Melco Resorts & Entertainment Limited by its authorised signatory in the presence of:
/s/ Christy Law	/s/ Stephanie Cheung
Signature of witness	Signature of authorised signatory
Christy Law	Stephanie Cheung
Full name of witness	Full name of authorised signatory

Termination of certain obligations - Share sale agreement